(DNB Financial Corporation logo)



               DOWNINGTOWN NATIONAL BANK TO BE KNOWN AS DNB FIRST

DOWNINGTOWN, Pennsylvania, March 29, 2004 - Downingtown National Bank today announced that it will shorten its name to DNB First. The bank, which is Chester County's first independent bank and has been serving people and businesses in the community since 1860, is updating its name to reflect recent enhancements at the bank.

"The new name conveys our evolution as a solid financial institution both within, and beyond, the Chester County area," says Henry F. Thorne, President and CEO of Downingtown National Bank. "We were the area's first independent bank, and we're still independent and locally-based, with all of the service benefits that brings to our customers. But we are also making major investments in new management, new technology and new products, and looking to the future. The new name is designed to underline this energy."

"People have been shortening our name to DNB for the better part of 144 years, and we thought it was about time we went along," adds William S. Latoff, Chairman of the Board of Downingtown National Bank. "The bank's vision, however, is not changing. Our roots in Chester County have never been stronger, and our commitment to serving the community has never been greater. We don't plan to leave our roots."

A new logo, new signage, and new services will be unveiled at branches in May, when the bank is scheduling a variety of "grand opening" events.

Downingtown National Bank (DNB), a $400 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with nine full service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www.dnb4you.com.

Contact Information:
Mike Freeman
Freeman Communications
859-594-5004 - office
513-910-7240 - cell
mike@freemancommunications.biz

Rick Wright
Senior Vice President
Downingtown National Bank
484-359-3211 - office
rwright@dnb4you.com